Exhibit 23.10

CONSENT TO BE NAMED AS A NOMINEE FOR DIRECTOR

OF

LIGHTBEAM ELECTRIC COMPANY

I hereby consent to being named as a director nominee of LightBeam Electric Company, a Delaware corporation in the Registration Statement on Form S-1 (including the prospectus contained therein), and all subsequent amendments and post-effective amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission.

Dated: March 29, 2015

By:	/s/ David J. Hayes
Name:	David J. Hayes